UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2015

PILGRIM BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-55290	46-5110553
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

40 South Main Street, Cohasset, Massachusetts	02025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 383-0541

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Adoption of Pilgrim Bank Executive and Director Deferred Compensation Plan.  On June 1, 2015, Pilgrim Bank (the “Bank”), the wholly-owned subsidiary of Pilgrim Bancshares, Inc. (the “Company”), adopted the Pilgrim Bank Executive and Director Deferred Compensation Plan (the “Plan”).  The purpose of the Plan is to provide current tax planning opportunities as well as supplemental funds for retirement for directors and certain key members of its management with deferred compensation.

The Plan is a nonqualified deferred compensation plan that allows for participants to voluntarily elect to defer a fixed percentage of their compensation, which shall be credited to a bookkeeping account established by the Bank on behalf of each participant.  Amounts credited to a participant’s account under the Plan will be credited annually with earnings based on the Five-Year Treasury Note (as reported by the United States Department of the Treasury), plus 100 basis points.  The participants are always 100% vested in their account balances under the Plan.

Each participant’s account balance will be distributed upon either: (i) the participant’s separation from service with the Bank or (ii) a date specified by the participant.  The form of distribution would be either: (i) a lump sum or (ii) equal monthly installments over a designated period as elected by the participant.  Notwithstanding the foregoing, in the event of the earlier of: (i) the participant’s death; (ii) the participant’s disability or (iii) a change in control of the Company or the Bank prior to the Participant’s separation from service or specified date election, the participant (or the participant’s beneficiary) shall be paid his or her account balance in a lump sum within 30 days thereafter.

The foregoing description of the Plan is qualified in its entirety by reference to the copy of the Plan that is included as Exhibit 10.1 to this Current Report and is incorporated by reference into this Item 5.02.

Item 9.01                      Financial Statements and Exhibits

Exhibit 10.1                      Pilgrim Bank Executive and Director Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PILGRIM BANCSHARES, INC.
DATE: June 5, 2015	By:	/s/ Francis E. Campbell
Francis E. Campbell
President and Chief Executive Officer